99¢ Only Stores® Reports Retail Sales for the Quarter ended December 31, 2005 of $269.3 Million and a Same-Store-Sales Increase of 2.5%

CITY OF COMMERCE, Calif.--(BUSINESS WIRE)—January 9, 2006--99¢ Only Stores® (NYSE:NDN) (the "Company") reports total sales of $278.8 million for the quarter ended December 31, 2005. This represents an increase of 4.9% over sales of $265.9 million for the fourth quarter of 2004. Retail sales for the quarter ended December 31, 2005 were $269.3 million, up 5.6% from sales of $255.1 million for the fourth quarter of 2004.

The Company’s same-store-sales for the quarter ended December 31, 2005 increased 2.5% from the fourth quarter of 2004. For this period, the number of same-store-sales transactions decreased slightly, by 0.1%, and the average transaction size increased by 2.7%, from $9.12 to $9.37.

Total sales for the twelve months ended December 31, 2005 were $1,012.1 million, up 4.1% over sales of $972.2 million for the twelve months ended December 31, 2004. Total retail sales for the twelve months ended December 31, 2005 were $971.6 million, up 4.5% over sales of $929.9 million for the twelve months ended December 31, 2004. Same-store-sales for the twelve months ending December 31, 2005 were slightly down 0.8%.

For the full year 2005, average sales per store for all stores were down from $4.6 million to $4.4 million, primarily due to an increase in the number of Texas stores. Full year 2005 average non-Texas store sales were down slightly at $4.7 million versus $4.8 million for the full year 2004. Full year average Texas store sales were flat at $2.2 million.

Annual sales per estimated saleable square foot, for all stores open for the full year 2005, decreased versus all stores open for the full year 2004 from $270 to $252. Sales per annum per estimated saleable square foot decreased for non-Texas stores from $293 to $283 and increased for Texas stores from $101 to $108.

During the quarter ended December 31, 2005, the Company opened three stores. During 2005 the Company opened eleven new stores, closed one due to an eminent domain action, and relocated one store. Gross and saleable retail square footage at the end of the quarter ended December 31, 2005 were 5.1 million and 4.0 million, respectively. As of December 31, 2005, the Company had 229 stores (36 in Texas), up 4.6% compared to 219 stores (33 in Texas) as of December 31, 2004.

Bargain Wholesale sales for the quarter ended December 31, 2005 were $9.5 million compared to $10.8 million in the fourth quarter of 2004. Year-to-date Bargain Wholesale sales were $40.6 million for 2005, compared to $42.3 million for the twelve months ended December 31, 2004. Bargain Wholesale sales represented 3.4% of total sales for the quarter ended December 31, 2005.

Eric Schiffer, CEO of the Company, said, "We were pleased to achieve 2.5% positive same-store-sales for the quarter ended December 31, 2005 and to see that improvement occurred in both our Texas and non-Texas stores. Significantly, we were pleased to see our average transaction size increase, which more than offset the slightly fewer number of transactions which we believe was partially caused by the increase in the price of gasoline. Our Company was profitable in the quarter ended December 31, 2005, and continues to be almost debt free with a strong cash position.

“The Company slowed its store opening growth rate in 2005 to approximately 5% to help allow the Company to focus on implementing operational improvements to better support its existing stores and to establish a foundation for future accelerated growth. Many of these improvement efforts will continue into 2006. We continue to focus our management team on improving overall execution while building a strong foundation to support future growth. The Company plans to increase its store opening growth rate to approximately 10% in its upcoming fiscal year and to accelerate the store opening growth rate to about 15% in the following fiscal year. Subsequently, the Company currently plans to continue to open stores at a rate of at least 15% per year as it expands into new markets as part of its mission to become one of the nation's premier deep-discount retailers."

99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 229 retail stores in California, Texas, Arizona and Nevada, and a wholesale division called Bargain Wholesale. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99 cents.

We have included statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, (a) trends affecting the financial condition or results of operations of the Company, (b) the business and growth strategies of the Company and (c) the results of operations for the quarter ended December 31, 2005. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com

Contact: 99¢ Only Stores®, City of Commerce, California, Rob Kautz, CFO, 323-881-1293